Exhibit 19.1

SEMILEDS CORPORATION

INSIDER TRADING AND DISCLOSURE POLICY

( November 15 ,2021 amended )

This document sets forth the Insider Trading and Disclosure Policy (the “Policy”) regarding trading in the stock and other securities of SemiLEDs Corporation (the “Company”) and, where applicable, the disclosure of such transactions. All references to the “Company” in the document include any subsidiaries of SemiLEDs Corporation.

I.
APPLICABILITY

This Policy applies to all officers and employees of the Company, all members of the Company’s Board of Directors, and any consultants, advisors and contractors to the Company and its Affiliates, as well as members of the immediate families and households of these persons, and others, in each case where such persons have or may have access to material, nonpublic information (each a “Covered Person”). The Policy also applies to family trusts (or similar entities) controlled by or benefiting individuals subject to the Policy.

II.
GENERAL STATEMENT

Nonpublic information relating to the Company or its business is the property of the Company. The Company prohibits the unauthorized disclosure of any such nonpublic information acquired in the work-place or otherwise as a result of an individual’s employment or other relationship with the Company, as well as the misuse of any material nonpublic information about the Company or its business in securities trading.

III.
INSIDER TRADING COMPLIANCE OFFICER

The Company has designated Christopher Lee as its current Insider Trading Compliance Officer (the "Compliance Officer"). Please direct your questions as to any of the matters discussed in this Policy to Mr. Lee, who can be reached by phone at +886-37-586788 or by e- mail at Christopher.lee@semileds.com.

IV.
INSIDER TRADING POLICIES

1.
General Policies Applicable to All Covered Persons. The following are the general rules of the Company’s Insider Trading Policy that apply to all Covered Persons. It is very important that you understand and follow these rules. If you violate them, you may be subject to disciplinary action by the Company (including termination of your employment for cause). You could also be in violation of applicable securities laws (and subject to civil and criminal penalties, including fines and imprisonment). Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s securities.

(a)
Don’t trade during black-out periods. During the end of each fiscal quarter and until public disclosure of the financial results for that quarter, you may possess material nonpublic information about the expected financial results for the fiscal quarter. Even if you don't actually possess any such information, any trades by you during that period may give the appearance that you are trading on inside information. Accordingly, the Company has designated a regularly scheduled fiscal quarterly "black-out period" on trading beginning with the last seventh day of the last month of each fiscal quarter and to end at the close of the first full trading day (day on which the stock market is open) after disclosure of the quarterly financial results. In addition to the regularly-scheduled black-out periods, the Company may from time to time designate other periods of time as a special black-out period (for example, if there is some development with the Company's business that merits a suspension of trading by each Covered Person).

The Company prohibits all Covered Persons from trading during all black-out periods, whether regularly scheduled black-out periods, or special black-out periods implemented from time to time. Furthermore, the Company may not widely announce the commencement of a special black-out period, as that information can itself be sensitive information. If you are informed that the Company has implemented a special black-out period, you may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the black-out), family members (other than those subject to this Policy who would be prohibited from trading because you are), friends or brokers. You should treat the imposition of a special black-out period as material nonpublic information.

Remember to cancel any “limit” orders or other pending trading orders you have in place during a black-out period (unless the orders were made pursuant to an approved Rule 10b5-1(c) trading program).

(b)
Don’t trade while in possession of material nonpublic information. From time to time you may come into possession of material nonpublic information as a result of your relationship with the Company. You may not buy, sell or trade in any stock of the Company or other securities involving the Company’s stock at any time while you possess material nonpublic information concerning the Company (whether during a “black-out period” or at any other time). You must wait to trade until newly released material information has been public for at least two (2) full trading days (a trading day is a day on which the stock market is open).

(c)
Pre-clear trades involving Company securities. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in the Company’s securities, you should pre-clear any transactions involving Company securities that you intend to engage in with the Compliance Officer.
(d)
Don’t give nonpublic information to others. Don’t give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including family members, and don’t make recommendations or express opinions about trading in the Company’s securities under any circumstances.

(e)
Don’t discuss Company information with the press, analysts or other persons outside of the Company. Announcements of Company information is regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries by any third party about Company information, you should notify the Compliance Officer immediately.

(f)
Don’t participate in Internet “chat rooms” in which the Company is discussed. You may not participate in on-line dialogues (or similar activities) involving the Company, its business or its securities.

(g)
Don’t use nonpublic information to trade in other companies’ securities. Don’t trade in the securities of the Company’s customers, vendors, suppliers or other business partners when you have nonpublic information concerning the Company or these business partners that you obtained in the course of your relationship with the Company and that would give you an advantage in trading.

(h)
Don’t engage in hedging or derivative transactions involving Company securities. You may not engage in hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions.

(i)
Don’t engage in speculative transactions involving the Company’s securities. Don’t engage in any transactions that suggest you are speculating in the Company’s securities (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). You may not engage in any short sale, “sale against the box” or any equivalent transaction involving the Company’s securities (or the securities of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale. The Company prohibits you from engaging in such transactions. In addition, if you are trading in Company securities pursuant to a

“blind trust” or a Rule 10b5-1(c) trading program (see “Exceptions for Blind Trusts and Pre-Arranged Trading Programs” below), there may be additional restrictions on your ability to engage in a hedging transaction.

In addition, the Company recommends that you not margin or pledge your Company securities to secure a loan to you and that you not purchase Company securities “on margin” (that is, borrow funds to purchase securities, including in connection with exercising any Company stock options).

(j)
Make sure your family members and persons controlling family trusts (and similar entities) do not violate this Policy. For purposes of this Policy, any transactions involving Company securities in which members of your immediate family engage, or by family trusts, partnerships, foundations and similar entities over which you or members of your immediate family have control, or whose assets are held for the benefit of you or your immediate family, are the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.

Certain family trusts and other entities of this type having an independent, professional trustee who makes investment decisions on behalf of the entity, and with whom you do not share Company information, may be eligible for an exemption from this rule. Please contact the Compliance Officer if you have questions regarding this exception. You should assume that this exception is not available unless you have first obtained the approval of the Compliance Officer.

Exceptions to the General Policies

The following exceptions to the general insider trading policies apply:

(a)
Exceptions for Purchases Under Employee Stock Option and Stock Purchase Plans. The exercise (without a sale) of stock options under the Company’s stock option plans and the purchase of shares under the Company’s employee stock purchase plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

However, any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.

(b)
Exceptions for Blind Trusts and Pre-Arranged Trading Programs. Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to “blind trusts” (generally, trusts or other arrangements in which investment control has been completely delegated to a third party, such as an institutional or professional trustee) or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information. The Company may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre- arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

If you wish to enter into a blind trust arrangement or a pre-arranged trading program, you must notify the Compliance Officer. The Compliance Officer will review proposed arrangements to determine whether they will or may result in transactions taking place during periods in which you may be in possession of material nonpublic information. The Company reserves the right to bar any transactions in Company securities, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.

(c)
Exceptions for Emergency, Hardship or Other Special Circumstances. In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during black-out periods will require the approval of the Compliance Officer

2.
Additional Policies and Restrictions Applicable to Officers, Directors and Key Employees Designated by the Company. In addition to the general policies described in Section IV-1 above, officers, directors and other key employees designated by the Company in Exhibit B from time to time are subject to the following additional policies and restrictions (with the more restrictive policy applying in any case where there is a conflict):

(a)
You must pre-clear all trades involving the Company’s securities. All executive officers, members of the Board of Directors, and certain other officers, employees and consultants designated by the Company, must refrain from trading in the Company’s securities, even during an open trading window, unless they first comply with the Company’s pre-clearance procedures. To pre- clear a transaction, you must get the approval of the Compliance Officer before you enter into the transaction. In pre-clearing a trade, and in addition to reviewing the subsistence of the proposed trade, the Compliance Officer may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. You should contact the Compliance Officer at least two (2) days before you intend to engage in any transaction to allow enough time for pre-clearance procedures.

You are required to pre-clear all transactions involving Company securities if you are listed on Exhibit B to this Policy. If you are added to the list of persons subject to the Company’s mandatory pre-clearance policy, you will be notified by the Compliance Officer.

(b)
You must pre-clear any margin transactions involving Company securities. If you are listed on Exhibit B, you may not enter into any margin transaction involving Company securities unless you have first pre-cleared it with the Compliance Officer. The Compliance Officer will review proposed margin transactions in light of guidelines (including public reporting guidelines) that he or she from time to time establishes with input from the Board of Directors, if appropriate.

3.
Additional Policies and Restrictions Applicable to Officers, Directors and 10% Stockholders. In addition to the general policies described in Section IV-1 above, officers, directors and 10% stockholders are subject to the following additional policies and restrictions (with the more restrictive policy applying in any case where there is a conflict):

(a)
Observe the Section 16 liability rules applicable to officers and Board members and 10% stockholders. Certain officers of the Company, members of the Company’s Board of Directors and 10% stockholders must also conduct their transactions in Company securities in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.

You are subject to Section 16 if you are listed on Exhibit C to this Policy.

(b)
Comply with public securities law reporting requirements. Federal securities laws require that officers, directors, large stockholders and affiliates of the Company publicly report transactions in Company securities (on Forms 3, 4 and 5 under Section 16, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). The Company takes these reporting requirements very seriously and requires that all persons subject to public reporting of Company securities transactions adhere to the rules applicable to these forms. Where issues arise as to whether reporting is technically required (particularly issues that turn on facts specific to the transaction and the individuals involved, or on unsettled issues of law), the Company encourages its insiders to choose to comply with the spirit and not the letter of the law – in other words, to err on the side of fully and promptly reporting the transaction even if not technically required to do so.

(c)
Comply with trading restrictions imposed in connection with pension plan black-out periods. Federal securities laws prohibit Section 16 officers and directors of public companies from trading in company securities during a “pension plan black-out period.” The Company is required to provide you with advance notice of a pension plan black-out period. If you receive such a notice, you must refrain from engaging in most transactions involving Company securities (including exercising stock options, notwithstanding the provisions contained in “Exemptions for Purchases Under Employee Stock Option and Stock Purchase Plans” above) until the pension plan black-out period has terminated. If you engage in a prohibited transaction during a pension plan black-out period, you will be required to turn over profits on the transaction (which may include amounts in excess of actual economic profits you realize on the transaction) to the Company.

In addition, where the Company is required to report transactions by individuals, the Company expects full and timely cooperation by the individual.

V.
APPLICATION OF POLICY AFTER EMPLOYMENT TERMINATES

If you are subject to the black-out periods imposed by this Policy and your employment terminates during a black-out period, or if your employment terminates at a time when you possess or think you possess material nonpublic information about the Company or its business partners, you will continue to be subject to the Policy, and specifically to the ongoing prohibition against trading, until the black-out period ends (or otherwise until the close of the second full trading day following public announcement of the material nonpublic information). If you have questions as to whether you possess material nonpublic information after you have left the employ of the Company, you should direct questions to the Compliance Officer.

VI.
POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to US$1,000,000 and up to ten years in jail for each violation of applicable securities laws. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information or made recommendations on the basis of such information as to trading in the Company’s securities (“tippee liability”). The Securities and Exchange Commission ("SEC") has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the Financial Industry Regulatory Authority (“FINRA”) use sophisticated electronic surveillance techniques to uncover insider trading. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment for cause.

Note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in the Company’s securities.

VII.
DEFINITIONS

1.
Affiliate. An affiliate of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

2.
Immediate Family. The following persons are considered members of your “immediate family”: your spouse, parents, grandparents, children, grandchildren and siblings,

including any such relationship that arises through marriage or by adoption. It also includes members of your household, whether or not they are related to you.

3.
Material Information. It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision regarding purchase or sale of the Company’s securities.

While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material. Examples include: financial results and projections (especially to the extent the Company’s own expectations regarding its future financial results differ from analysts’ expectations), news of a merger or acquisition, gain or loss of a major customer or supplier, major product announcements, changes in senior management, a change in the Company’s accountants or accounting policies, or any major problems or successes of the business. Either positive or negative information may be material. If you have any questions regarding whether information you possess is material or not, you should contact the Compliance Officer.

4.
Nonpublic Information. Information about the Company is considered to be “nonpublic” if it is known within the Company but not yet disclosed to the general public. The Company generally discloses information to the public either via press release or in the regular quarterly and annual reports that the Company is required to file with the SEC. Information is considered “public” only after it has been publicly available, through press release or otherwise, for at least forty-eight hours. If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Compliance Officer.

5.
Trading Window. The period outside a black-out period is referred to as the “trading window.” Trading windows that occur between the regularly-scheduled quarterly black-out periods can be “closed” by the imposition of a special black-out period if there are developments meriting a suspension of trading by Company personnel.

QUESTIONS

Please direct questions you have regarding this Policy and any transactions in Company securities to Christopher Lee , the Company’s Insider Trading Compliance Officer, at +886-37- 586788 or by e-mail at Christopher.lee@semileds.com.

EXHIBIT A

INSIDER TRADING AND DISCLOSURE POLICY ACKNOWLEDGMENT

I certify that I have read, understand and agree to comply with the SemiLEDs Corporation Insider Trading and Disclosure Policy (the "Policy"). I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities as necessary to ensure compliance with the Policy. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Policy is termination of my employment including termination for cause.

Date: Signature:

Printed Name:

EXHIBIT B

SEMILEDS CORPORATION

PERSONS DESIGNATED BY THE COMPANY AS SUBJECT TO THE PRE-CLEARANCE PROCEDURES OF THE INSIDER TRADING POLICY AS OF NOVEMBER 15 ,2021

Name Title (if any)

(Includes all persons listed in Exhibit C)

Chris Wang Vice President

Albert Chu CTO

Samson Sung Vice President

EXHIBIT C

SEMILEDS CORPORATION PERSONS SUBJECT TO SECTION 16 AS OF NOVEMBER 15 ,2021

Name Title (if any)

Trung T. Doan Chairman, Chief Executive Officer and Director

Christopher Lee Chief Financial Officer

Scott R. Simplot Director

Walter Michael Gough Director Edward Kuan Hsiung Hsieh Director Roger Lee Director